EXHIBIT 10(e)(xviii)



                                                 November 21, 1995

Mr. William L. Flaherty
Vice President, Finance and
Chief Financial Officer
Gibson Greetings, Inc.
2100 Section Road
Cincinnati, OH 45237

Dear Bill:

As we have  discussed, Gibson Greetings,  Inc. and you  desire to amend  your
Employment Agreement dated November  18, 1993 ("Agreement").   This amendment
is as follows:

1.  Paragraph 10 of the Agreement is deleted.

2.  New Paragraph 10 is hereby adopted to read as follows:

In the event of:

     (a) voluntary termination of your employment by you no sooner than thirty (30) but not later than sixty (60) days after a Change in Control (as hereinafter defined); or

     (b) termination of your employment by the Company within one (1) year after a Change in Control (as hereinafter defined), but excepting termination by the Company pursuant to Paragraph 11 (illness, incapacity, or death) and termination by the Company for cause pursuant to Paragraph 12, then in the case of either (a) or (b) above, the Company shall pay to you the sum of three (3) times your annual base salary which at the time is in effect in lieu of all other severance, termination, and continuing pay benefits to which you would be entitled under the Agreement or otherwise (and including without limitation payments under Paragraphs 1 and 14). Payment will be made to you within three (3) business days following your termination.

A Change in Control as used herein shall be deemed to have occurred if the conditions set forth in any one of the following subparagraphs shall have been satisfied:

     (i) any person is or becomes the Beneficial Owner, as defined in Rule 13(d)(3) of the Securities Exchange Act of 1934, as amended from time to time ("Beneficial Owner"), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 50% or more of the combined voting power of the Company's then outstanding securities; or

PAGE

     (ii) if any action relating to termination is taken by the Company pursuant to the request or direction of any Person who by agreement, whether actual, implied, or otherwise will become a Beneficial Owner with ownership as described in (i) above, or pursuant to the request or direction of any Person who requests or directs such action as a condition to becoming a Beneficial Owner with ownership as described in (i) above, then a Change in Control shall be deemed to have occurred with respect to such action and to have preceded such action; or

     (iii) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iv), or (v) of this definition) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two -thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

     (iv) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

     (v) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

As used in this Paragraph, "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (i) the Corporation or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

3. The last sentence of Paragraph 12 is amended to insert "10," between the word "Paragraphs" and the number "13."

PAGE

To indicate your acceptance of and willingness to be bound by this amendment to your Agreement, please sign and return one duplicate original of this letter.

                                                 Sincerely,

                                                 GIBSON GREETINGS, INC.

                                                 By: /s/ Albert R. Pezzillo

ACCEPTED AND AGREED TO:

/s/ William L. Flaherty

William L. Flaherty

Date:  November 30, 1995

PAGE